SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  January 10, 1996


                             AEL INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)


Pennsylvania                       0-230                    23-1353403
(State of other jurisdiction       (Commission              (IRS Employer
   of incorporation)               File Number)             Identification
                                                            No.)



           Registrant's telephone number, including area code:  (215) 822-2929


                                       N/A
          (Former name or former address, if changed since last report)

     Item 5.   Other Events

     On January 10, 1996 Registrant and Tracor, Inc. ("Tracor"), a Delaware corporation with executive offices at 6500 Tracor Lane, Austin, Texas 78725-2000, and Tracor AEL, Inc. ("Tracor Subsidiary"), a wholly owned subsidiary of Tracor, executed an Amendment (the "Amendment") to the Agreement and Plan of Reorganization dated as of October 2, 1995 (the "Agreement"). The Agreement and the Amendment are collectively referred to as the "Amended Agreement".

     The Agreement, which was filed with and described in Registrant's Form 8-K Current Report dated October 2, 1995, provided for the merger (the "Merger") of Registrant with Tracor Subsidiary pursuant to which Registrant would become a wholly owned subsidiary of Tracor and each holder of shares of Class A Common Stock and Class B Common Stock of Registrant would have the right to receive a cash payment equal to $28.00 per share (the "Merger Price"), upon consummation of the Merger, and each holder of options to purchase Registrant's common stock would have the right to receive an amount equal to the excess of the Merger Price over the respective exercise price per share of such options. The Amended Agreement provides for the reduction of the Merger Price from $28.00 to $24.25 per share.

     As part of the Amendment, Tracor and Tracor Subsidiary also agreed to establish January 10, 1996 as a new baseline date for the determination of material adverse change, if any, in the Registrant's business, operations or financial condition through the closing of the Merger and agreed that the purported class action filed on November 14, 1995 against the Registrant's controlling shareholders, Dr. and Mrs. Leon Riebman, and the Registrant would not be a basis for Tracor or Tracor Subsidiary to terminate or fail to close the Merger.

     The foregoing summary is qualified in its entirety by reference to Exhibits 2.1 and 99.1 filed herewith.



     Item 7.   Financial Statements and Exhibits

               (c) Exhibits

2.1 Amendment dated as of January 10, 1996 to Agreement and Plan of Reorganization dated as of October 2, 1995 Among Registrant, Tracor, Inc. and Tracor AEL, Inc.

99.1 Joint Press Release dated January 10, 1996 issued by Tracor, Inc. and Registrant.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   AEL INDUSTRIES, INC.



Date:  January 19, 1996            By:  /s/ George King

                                   Title: Executive Vice President

                                 EXHIBIT INDEX

Exhibit No.         Description

2.1 Amendment dated as of January 10, 1996 to Agreement and Plan of Reorganization dated as of October 2, 1995 Among Registrant, Tracor, Inc. and Tracor AEL, Inc.

99.1 Joint Press Release dated January 10, 1996 issued by Tracor, Inc. and Registrant.